Exhibit 23.1
MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003
Consent of Independent Registered Certified Public Accountants
February 7, 2007
InferX Corporation
1600 International Drive
Suite 110
McLean, VA 22102-4860
I consent to the inclusion in Amendment No. 1 to the Registration Statement on Form SB-2 of InferX Corporation, my audit report for InferX Corporation (the “Company”) for the years ended December 31, 2005 and 2004 dated August 14, 2006, except Note 14, which is dated January 3, 2007, and my interim report for the Company for the nine months ended September 30, 2006 and 2005 dated November 6, 2006, except Note 15, which is dated January 3, 2007.
Respectfully submitted,
/s/ Michael Pollack CPA
Michael Pollack CPA
Cherry Hill, NJ